Exhibit 23.3

CONSENT OF QUALIFIED PERSON

January 8, 2026

Re: Form F-1MEF to be filed by Atlas Critical Minerals Corporation (the “Company”)

I, Marc-Antoine Laporte, P.Geo, M.Sc. on behalf of SGS Canada Inc., consent to:

i)	The use of and reference to our company name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission (the “SEC”)), in connection with the Registration Statement on Form F-1MEF filed by the Company with the SEC in accordance with Rule 462(b) under the Securities Act of 1933, as amended, and any amendments thereto (the “Form F-1”) regarding the study titled “S-K 1300 Technical Report Summary on the Malacacheta, Minas Gerais State, Brazil” dated October 24, 2025 (the “Malacacheta TRS”);

ii)	The incorporation by reference of this consent, the use of our name and any extracts from, or summary of, the Malacacheta TRS in the Form F-1 and the use of any information derived, summarized, quoted or referenced from the Malacacheta TRS, or portions thereof, that was prepared by SGS Canada Inc. – Mining Proficiency Group, into the Company’s filings with the SEC.

SGS Canada Inc.

By:	/s/ Marc-Antoine Laporte, P.Geo, M.Sc.
Name:	Marc-Antoine Laporte, P.Geo, M.Sc.